                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                          ATALANTA ACQUISITION COMPANY,

                                MARTIN T. SOSNOFF

                                       AND


                      ATALANTA/SOSNOFF CAPITAL CORPORATION


                           --------------------------


                            DATED AS OF JUNE 10, 2003

                                TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
ARTICLE 1          THE OFFER.............................................................................2

   SECTION 1.01          The Offer.......................................................................2
   SECTION 1.02          Company Action..................................................................4
   SECTION 1.03          Stockholder Lists...............................................................5

ARTICLE 2          THE MERGER............................................................................5

   SECTION 2.01          The Merger......................................................................6
   SECTION 2.02          Effective Time; Closing.........................................................6
   SECTION 2.03          Effect of the Merger............................................................6
   SECTION 2.04          Certificate of Incorporation; Bylaws; Directors and Officers....................6

ARTICLE 3          CONVERSION OF COMMON STOCK;
                   EXCHANGE OF CERTIFICATES..............................................................7

   SECTION 3.01          Conversion of Common Stock......................................................7
   SECTION 3.02          Exchange of Certificates........................................................7
   SECTION 3.03          Stock Transfer Books............................................................9
   SECTION 3.04          Appraisal.......................................................................9
   SECTION 3.05          Stock Options...................................................................9

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................10

   SECTION 4.01          Authority Relative to This Merger Agreement....................................10
   SECTION 4.02          Brokers........................................................................10
   SECTION 4.03          Opinion of Financial Advisor...................................................10
   SECTION 4.04          State Takeover Statutes........................................................11

ARTICLE 5          REPRESENTATIONS AND WARRANTIES OF THE OFFERORS.......................................11

   SECTION 5.01          Organization and Qualification.................................................11
   SECTION 5.02          Authority Relative to This Merger Agreement....................................11
   SECTION 5.03          Financing......................................................................12
   SECTION 5.04          Operations of Purchaser........................................................12
   SECTION 5.05          Brokers........................................................................12

ARTICLE 6          COVENANTS............................................................................12

   SECTION 6.01          Notification of Certain Matters................................................12
   SECTION 6.02          Merger Without Stockholders' Meeting...........................................12
   SECTION 6.03          Directors' and Officers' Indemnification and Insurance.........................12
   SECTION 6.04          Further Action; Consents; Filings..............................................13
   SECTION 6.05          Public Announcements...........................................................14

                                       i


   SECTION 6.06          Reasonable Best Efforts and Further Assurances.................................14

ARTICLE 7          CONDITIONS TO THE MERGER.............................................................14

   SECTION 7.01          Conditions to the Obligations of Each Party....................................14

ARTICLE 8          TERMINATION, AMENDMENT AND WAIVER....................................................15

   SECTION 8.01          Termination....................................................................15
   SECTION 8.02          Effect of Termination..........................................................17
   SECTION 8.03          Amendment......................................................................17
   SECTION 8.04          Waiver.........................................................................17
   SECTION 8.05          Expenses.......................................................................17

ARTICLE 9          GENERAL PROVISIONS...................................................................18

   SECTION 9.01          Non-Survival of Representations, Warranties and Agreements.....................18
   SECTION 9.02          Notices........................................................................18
   SECTION 9.03          Certain Definitions............................................................19
   SECTION 9.04          Severability...................................................................19
   SECTION 9.05          Entire Agreement; Assignment...................................................20
   SECTION 9.06          Parties in Interest............................................................20
   SECTION 9.07          Governing Law..................................................................20
   SECTION 9.08          Headings.......................................................................20
   SECTION 9.09          Counterparts...................................................................20
   SECTION 9.10          Consent to Jurisdiction........................................................20
   SECTION 9.11          Waiver of Jury Trial...........................................................21

ANNEX A            Conditions To The Offer.............................................................A-2

         This AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2003 (this "Merger Agreement"), is by and among Atalanta Acquisition Company, a Delaware corporation ("Purchaser" and together with Martin T. Sosnoff ("Mr. Sosnoff"), the "Offerors"), Mr. Sosnoff and Atalanta/Sosnoff Capital Corporation, a Delaware corporation (the "Company").

                                   WITNESSETH

         WHEREAS, as of the date hereof, the Company has authority to issue (i) 30,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock" or the "Shares"), 8,664,715 of which were outstanding on a fully-diluted basis, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding;

         WHEREAS, Mr. Sosnoff has proposed to the Board of Directors of the Company (the "Board") that Purchaser, a corporation wholly owned by him, acquire the remaining Common Stock not owned by the Offerors (the "Proposal");

         WHEREAS, the Board has established a special committee of the Board (the "Special Committee") to, among other things, consider the Proposal and make a recommendation to the Board with respect thereto;

         WHEREAS, it is proposed that the Offerors shall commence a tender offer (the "Offer") to acquire any and all of the outstanding Shares not owned by Mr. Sosnoff for an amount equal to $13.95 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions provided herein;

         WHEREAS, the Special Committee (i) has determined that it is fair to and in the best interests of the Company and its stockholders (other than the Offerors and their affiliates) to consummate the Offer and the merger of Purchaser with and into the Company, with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Merger Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), (ii) has determined that the Offer, the Merger and this Merger Agreement should be approved and declared advisable by the Board and
(iii) has resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto;

         WHEREAS, based on the recommendation of the Special Committee, the Board (i) has determined that it is fair to and in the best interests of the Company and its stockholders (other than the Offerors and their affiliates) to consummate the Offer and the Merger upon the terms and subject to the conditions of this Merger Agreement and in accordance with Delaware Law, (ii) has approved and declared advisable the Offer, the Merger and this Merger Agreement and (iii) has resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto;

         WHEREAS, the Board of Directors of Purchaser (i) has determined that the Offer and the Merger are fair to and in the best interests of Purchaser and its stockholder and (ii) has approved and declared advisable the Offer, the Merger and this Merger Agreement; and

         WHEREAS, simultaneously with the execution and delivery of this Merger Agreement and as a condition of the Offerors' willingness to enter into this Merger Agreement, certain directors and officers of the Company have entered into Shareholder Tender Agreements, pursuant to which Craig B. Steinberg and William M. Knobler, each a director and/or officer, have agreed to tender their Shares in the Offer upon the terms and subject to the conditions set forth therein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Mr. Sosnoff and the Company hereby agree as follows:

                                    ARTICLE 1

                                    THE OFFER

         SECTION 1.01 The Offer. (a)

                  (i) Provided that this Merger Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, as soon as practicable (but in no event later than five business days from the public announcement of the terms of this Merger Agreement) the Offerors shall commence the Offer. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced (the "Initial Expiration Date").

                  (ii) The obligation of the Offerors to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the following conditions: (A) that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when taken together with all Shares owned by the Offerors, represents at least ninety percent of the then outstanding Shares on a fully-diluted basis (the "Minimum Condition"), and (B) the conditions set forth in Annex A hereto (collectively, the "Additional Offer Conditions," and together with the Minimum Condition, the "Offer Conditions"), any of which Additional Offer Conditions may be waived by the Offerors in their sole discretion.

                  (iii) The Offerors expressly reserve the right to amend or make changes to the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), the Offerors shall not (v) decrease the Offer Price or change the form of consideration to be paid in the Offer, (w) waive or modify the Minimum Condition, (x) decrease the number of

         Shares sought in the Offer, (y) impose any additional conditions to the Offer from the Offer Conditions, or (z) otherwise amend the Offer in a manner that would adversely affect the holders of Shares. The Company agrees that no Shares owned by the Company for its account will be tendered pursuant to the Offer. Notwithstanding anything in this Merger Agreement to the contrary, without the consent of the Company, the Offerors shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (1) from time to time if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer have not been satisfied or waived; (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable Law (as hereinafter defined); or (3) pursuant to an amendment to the Offer providing for a "subsequent offering period" to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange; provided, that notwithstanding anything to the contrary, if any of the conditions to the Offer are not satisfied or, if applicable, waived on any scheduled expiration date of the Offer, the Offerors shall be required to extend the Offer for a period of 10 business days and, if at the end of such 10 business day period all of the conditions to the Offer are still not satisfied or, if applicable, waived, an additional period of 10 business days; provided further, that, without the consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), the Offerors shall not extend the Offer beyond the date that is 50 business days from the date on which the Offer was commenced.

                  (iv) Following the satisfaction or waiver of the Offer Conditions, Purchaser shall accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable Law. On or prior to the dates that Purchaser (or, in the case of the Merger, the Surviving Corporation) becomes obligated to accept for payment and pay for Shares pursuant to the Offer and Merger, Mr. Sosnoff shall provide, or cause to be provided, to Purchaser (or, in the case of the Merger, the Surviving Corporation) the funds necessary to pay for all Shares that Purchaser (or, in the case of the Merger, the Surviving Corporation) becomes so obligated to accept for payment and pay for pursuant to the Offer and Merger, as the case may be. The Offer Price shall, subject to any required withholding of Taxes (as defined below), be net to the stockholder in cash without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

         (b) The Offerors shall file with the SEC on the date that the Offer is commenced a Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO") which will contain, among other things, the offer to purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Offer Documents"), and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be filed as a part of the Schedule TO (the "Offeror Schedule 13E-3"). The Offer Documents and Offeror Schedule 13E-3 shall comply in all material respects with the provisions of appli-cable federal securities laws and, on the date filed with the SEC and, if applicable, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Offerors with respect to information supplied by the Special Committee in writing for inclusion in the Offer Documents. The Offerors further agree to take all steps necessary to cause the Offer Documents and Offeror Schedule 13E-3 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Offerors agree promptly to correct any information provided by them or it for use in the Offer Documents or Offeror Schedule 13E-3 if and to the extent that it shall have become false and misleading in any material respect and the Offerors further agree to take all steps necessary to cause the Offer Documents or Offeror
Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Special Committee and its counsel shall be given the opportunity to review the Schedule TO and Offeror Schedule 13E-3 before it is filed with the SEC. In addition, the Offerors agree to provide the Special Committee and its counsel with any comments or other communications that they or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offeror Schedule 13E-3 promptly after the receipt of such comments or other communications.

         (c) The Offerors agree to provide the Special Committee and its counsel with any comments or other communications that either of them or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly or Offeror Schedule 13E-3 after the receipt of such comments or other communications.

         SECTION 1.02 Company Action. The Company hereby approves of and consents to the Offer. Concurrently with the filing of the Schedule TO, the Company will (i) file with the SEC and mail to the holders of Shares a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") and (ii) file on the date the Offer is commenced a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Offer (the "Company Schedule 13E-3"). The Schedule 14D-9 will set forth, and the Company hereby represents to Purchaser, that (a) each of the Special Committee and the Board, at meetings duly called and held, has (i) determined that each of the Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than the Offerors and their affiliates); (ii) approved this Merger Agreement and the transactions contemplated hereby, including, without limitation the Offer and the Merger; and
(iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto; provided, however, that such recommendation may be withdrawn or modified to the extent that the Board, based on the recommendation of the Special Committee, determines in good faith, after receiving advice of outside counsel, that such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law; and (b) The Blackstone Group, L.P., the financial advisor to the Special Committee (the "Financial Advisor"), has delivered to the Special Committee its written opinion that, subject to the assumptions and qualifications set forth therein, as of the date of such opinion, the consideration to be received by the stockholders of the Company (other than the Offerors and their affiliates) in exchange for each of their Shares pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. Each of the Schedule 14D-9 and Company Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Offerors in writing for inclusion in the Schedule 14D-9 or Company Schedule 13E-3. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 and Company Schedule 13E-3 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agree(s) promptly to correct any information provided by it for use in the Schedule 14D-9 or Company Schedule 13E-3 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 or Company Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Offerors and their counsel shall be given the opportunity to review the initial Schedule 14D-9 and Company Schedule 13E-3 before it is filed with the SEC. In addition, the Company agrees to provide the Offerors and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or Company Schedule 13E-3 promptly after the receipt of such comments or other communications.

         SECTION 1.03 Stockholder Lists. In connection with the Offer, the Company shall promptly furnish the Offerors or their agents or representatives with mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and shall promptly furnish the Offerors or their agents or representatives with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as the Offerors or their agents or representatives may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Offer and the Merger.

                                    ARTICLE 2

                                   THE MERGER

         SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article 7, and in accordance with Delaware Law, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (or such other date as may be agreed in writing by the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The term "Effective Time" means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed upon in writing by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522 (or such other place as the parties hereto may agree).

         SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Purchaser and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 2.04 Certificate of Incorporation; Bylaws; Directors and Officers. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

         (b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         (d) At the Effective Time, Jay S. Goldsmith, Ronald H. Menaker, Thurston Twigg-Smith and Craig B. Steinberg will resign from the Board pursuant to the Letters of Resignation, dated as of the date hereof, addressed by each of them to the Company.

                                    ARTICLE 3

              CONVERSION OF COMMON STOCK; EXCHANGE OF CERTIFICATES

         SECTION 3.01 Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of Common Stock:

         (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 3.04, and any shares to be canceled pursuant to Section 3.01(b)) will be converted into the right to receive the Offer Price in cash (the "Merger Consideration" );

         (b) each share of Common Stock held in the treasury of the Company or owned by the Offerors or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

         (c) each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

         SECTION 3.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, the Offerors shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent") and Purchaser shall deposit (or shall cause to be deposited) with the Paying Agent immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares of Common Stock converted pursuant to Section 3.01(a) (such funds being hereinafter referred to as the "Exchange Fund").

         (b) Exchange Procedures. Promptly after the Effective Time, the Offerors shall cause the Paying Agent to mail to each holder of record (other than the Offerors) of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as the Offerors may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Offerors, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

         (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

         (d) No Liability. Neither the Offerors nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         (e) Withholding Rights. Each of the Surviving Corporation, Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Merger Agreement to any holder of shares of Common Stock such amounts as it is required to deduct and withhold with respect to the making of any payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Purchaser or the Paying Agent, as the case may be.

         (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Offerors or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Offerors or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, without any interest thereon.

         (g) Investment of Funds. The Paying Agent shall invest the funds constituting the Exchange Fund as directed by the Offerors. Any interest or other income resulting from such investment shall be paid to the Surviving Corporation.

         (h) Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of such Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Merger Agreement or by applicable Law.

         SECTION 3.04 Appraisal. Notwithstanding anything in this Merger Agreement to the contrary, each Share issued and outstanding immediately prior to the Effective Time (a "Dissenting Stockholder") who complies with all the requirements of Delaware Law concerning the right of stockholders to seek appraisal of their shares ("Dissenting Shares") shall not be converted as described in this Article 3 but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to Delaware Law, each Share of such Dissenting Stockholder shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration (without any interest thereon). The Company shall give the Offerors prompt notice of any demands received by the Company for appraisal of any Shares, and the Offerors shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Offerors, make any payment with respect to, or settle, offer to settle or reject any settlement of, any such demands, or agree to do any of the foregoing.

         SECTION 3.05 Stock Options. All outstanding options to purchase shares of Common Stock (the "Company Options") granted under any of the Company's Long-Term Incentive Plan and any other option plan, agreement or commitment made or maintained by the Company (collectively, the "Company Option Plans") which are outstanding immediately prior to the Effective Time will, effective as of the Effective Time, be cancelled in exchange for a single lump sum cash payment, to be paid by the Surviving Corporation as soon as practicable following the Closing upon its receipt of a release or other documentation by the holder of such Company Option reasonably satisfactory to the Offerors and the Surviving Corporation, equal to the product of (i) the number of

Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration for a Share at the Effective Time over the exercise price per Share of such Company Option.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Offerors that:

         SECTION 4.01 Authority Relative to This Merger Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and to the extent required by Delaware Law, the recordation of appropriate merger documents as required by Delaware Law). This Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Offerors, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         (b) (i) The Special Committee has been duly authorized and constituted,
(ii) the Special Committee, at a meeting thereof duly called and held on June 10, 2003, (A) determined that this Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Offerors and their affiliates), (B) determined that this Merger Agreement, the Offer and the Merger should be approved and declared advisable by the Board and (C) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto and (iii) the Board, at a meeting thereof duly called and held on June 10, 2003, (A) determined that this Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Offerors and their affiliates), (B) approved and declared advisable this Merger Agreement, the Offer and the Merger and (C) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto.

         SECTION 4.02 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company.

         SECTION 4.03 Opinion of Financial Advisor. The Special Committee has received the written opinion of Financial Advisor dated the date of this Merger Agreement to the effect that, subject to the assumptions and qualifications set forth therein, as of the date of this Merger Agreement, the consideration to be received by the stockholders of the Company (other than the Offerors and their affiliates) in exchange for each of their Shares pursuant to each of the Offer and the Merger is fair to the stockholders of the Company (other than the Offerors and their affiliates) from a financial point of view and such opinion has not been withdrawn. A true and complete copy of such opinion has been delivered to the Offerors.

         SECTION 4.04 State Takeover Statutes. Neither the restrictions on business combinations contained in Section 203 of the Delaware Law, nor any other state takeover statute or similar statute or regulations, applicable (or that purport to be applicable) to the Offer, the Merger, this Merger Agreement or any of the transactions contemplated hereby or thereby, or to any of the parties hereto or their affiliates as a result of such transactions, is reasonably expected to prevent or materially delay the consummation of the Offer or the Merger.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE OFFERORS

         Each of the Offerors hereby jointly and severally represents and warrants to the Company that:

         SECTION 5.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

         SECTION 5.02 Authority Relative to This Merger Agreement. (a) Purchaser has all necessary corporate power and authority to execute and deliver this Merger Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. Mr. Sosnoff has full capacity to execute and deliver this Merger Agreement, to perform his obligations hereunder and to consummate the Offer, the Merger and other transactions contemplated hereby. The execution and delivery of this Merger Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Merger Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the execution of a stockholder written consent by Purchaser, to the extent required by Delaware Law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Merger Agreement has been duly and validly executed and delivered by the Offerors and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Offerors enforceable against each of them in accordance with its terms.

         (b) Purchaser, by written consent of its Board of Directors adopted on June 10, 2003, (i) determined that this Merger Agreement, the Offer and the Merger are fair to and in the best interests of Purchaser and its stockholder and (ii) approved and declared advisable this Merger Agreement, the Offer and the Merger.

         SECTION 5.03 Financing. Purchaser has sufficient funds available to pay the aggregate consideration payable as a result of the consummation of the Offer, the Merger and other transactions contemplated hereby and to pay all Expenses (as hereinafter defined) incurred by it related to the transactions contemplated by this Merger Agreement.

         SECTION 5.04 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement and the Offer Documents and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

         SECTION 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Offerors.

                                    ARTICLE 6

                                    COVENANTS

         SECTION 6.01 Notification of Certain Matters. (a) The Company and the Offerors shall give prompt notice to the other party of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Merger Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Merger Agreement not to be complied with or satisfied and (ii) any failure of the Company or the Offerors, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the Offerors or the Company.

         SECTION 6.02 Merger Without Stockholders' Meeting. If, as a result of the purchase of Shares pursuant to the Offer and compliance with the terms of this Section 6.03, Purchaser owns in the aggregate at least 90% of the Shares outstanding upon completion of the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article 7 without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware Law.

         SECTION 6.03 Directors' and Officers' Indemnification and Insur-ance. (a) Indemnity. From and after the Effective Time, the Offerors will, and will cause the Surviving Corporation to, subject to applicable Law, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time (the "Indemnified Parties") and any provisions of the Company's Certificate of Incorporation or Bylaws and any provisions of applicable Law relating to indemnification of directors and officers of the Company. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are comparable to the provisions contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

         (b) Insurance. For a period of three years after the Effective Time, the Offerors shall cause, and shall cause the Surviving Corporation, to be maintained in effect for the benefit of the Company's current directors and officers liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to such policy for a period of three years; provided, however, that the Surviving Corporation has no obligation to provide or maintain levels of coverage in excess of those to which directors and officers of the Company are entitled on the date hereof.

         (c) Obligation. For six years after the Effective Time, the Surviving Corporation shall, and the Offerors shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Parties to the fullest extent permitted under applicable Law, with respect to all actions or omissions by them prior to the Effective Time in their capacities as officers or directors of the Company or any of its subsidiaries (including with respect to all acts or omissions by them in their capacities as officers or directors of the Company or any of its subsidiaries in connection with the adoption and approval of this Merger Agreement and the transactions contemplated hereby). In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

         SECTION 6.04 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer and the Merger and the other transactions contemplated by this Merger Agreement, (b) obtain from Governmental Entities or any other person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the Offer and the Merger and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Merger Agreement, the Offer and the Merger and the other transactions contemplated by this Merger Agreement that are required under the Exchange Act, the Securities Act and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

         SECTION 6.05 Public Announcements. The Offerors and the Company (including, without limitation, the Special Committee) shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Merger Agreement, the Offer or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which the Company is a party. Notwithstanding anything herein to the contrary, from the commencement of discussions with respect to the transactions contemplated by this Agreement, the parties (and each employee, representative or other agent of any of the parties) confirm they have been permitted (and may continue) to disclose to any and all persons, without limitation of any kind, the tax treatment, tax structure and any facts (including opinions or other analysis) that may be relevant to the tax treatment or tax structure of the transactions contemplated by this Agreement that have been or will be provided to such parties; provided, however, that no party (nor any employee, representative or other agent of any of the parties) may, pursuant to the authority to disclose granted and/or confirmed in this sentence, disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any applicable Law.

         SECTION 6.06 Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Merger Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Offer and the Merger under this Merger Agreement. Subject to the terms and conditions hereof, each party hereto (including, in the case of the Company, the Special Committee), at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Merger Agreement and the transactions contemplated hereby.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

         SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Offerors and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

         (a) No Order. No Governmental Entity (as defined herein) shall have enacted, issued, promulgated, enforced or entered any Law, executive order or award (whether temporary, preliminary or permanent) (an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (b) Purchase of Shares. Purchaser shall have purchased Shares pursuant to the Offer.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time as follows:

         (a) By the Company (expressed in a resolution adopted by both the Special Committee and the Board) and Mr. Sosnoff (on behalf of himself and Purchaser);

         (b) By either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by both the Special Committee and the Board), if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

         (c) By Mr. Sosnoff (on behalf of himself and Purchaser), if the Special Committee fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Merger Agreement and that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer within three (3) calendar days after the Offerors request in writing that such recommendation be reaffirmed;

         (d) By either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by the Special Committee), if as a result of any of the Offer Conditions being incapable of being satisfied (i) the Offerors shall have failed to commence the Offer within five business days following the date of this Merger Agreement or (ii) the Offer shall have expired without any Shares being purchased pursuant thereto; provided, however, that the right to terminate this Merger Agreement pursuant to this Section 8.01(d) shall not be available to any party whose failure to fulfill any obligation under this Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

         (e) By either Mr. Sosnoff (on behalf of himself and Purchaser) or the Company (expressed in a resolution adopted by both the Special Committee and the Board), if the Offer has not been consummated on or before September 30, 2003; provided, how-ever, that the right to terminate this Merger Agreement pursuant to this Section 8.01(e) shall not be available to any party whose failure to fulfill any obligation under this Merger Agreement or the Offer has been the cause of, or resulted in, the failure of the Offer to have been consummated by such date;

         (f) by the Company (expressed in a resolution adopted by both the Special Committee and the Board), (i) if the Offerors shall have materially breached any of their covenants, obligations or other agreements under this Merger Agreement, or (ii) if the representations and warranties of the Offerors set forth in this Merger Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of the Agreement and as of the expiration of the date of termination of this Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to materially delay or prevent the commencement of the Offer or otherwise materially impair the ability of the Offerors to fulfill their obligations in respect of the Offer; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Offerors prior to or on the date which is ten business days immediately following written notice by the Company to the Offerors of such breach or failure to perform; or

         (g) by Mr. Sosnoff (on behalf of himself and Purchaser), (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under this Merger Agreement, or (ii) if the representations and warranties of the Company set forth in this Merger Agreement shall not be true and correct (without giving effect to any limitation as to "materiality" set forth therein) at and as of the date of the Agreement and as of the expiration of the date of termination of this Merger Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct, individually or in the aggregate would not reasonably be expected to have, a Company Material Adverse Effect; provided, further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company prior to or on the date which is ten business days immediately following written notice by the Offerors to the Company of such breach or failure to perform.

         The term "Company Material Adverse Effect" means any change, effect, event or circumstance that, individually or when taken together with all other such changes, effects, events or circumstances, is or is reasonably likely to be materially adverse to the financial condition, assets, liabilities, business, operations or earnings of the Company and its subsidiaries, taken as a whole, other than (and these shall be disregarded in determining whether there has been a Company Material Adverse Effect) any such change, effect, event or circumstance arising out of or resulting from (a) general economic conditions,
(b) changes in or generally affecting the industry in which the Company operates, (c) the transactions contemplated by this Merger Agreement or the public announcement thereof, or (d) changes in the market value of the investment portfolio of the Company.

         The right of any party hereto to terminate this Merger Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Merger Agreement.

         SECTION 8.02 Effect of Termination. Except as provided in Section 8.02, in the event of termination of this Merger Agreement pursuant to Section 8.02, this Merger Agreement shall forthwith become void, there shall be no liability under this Merger Agreement on the part of the Offerors or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Merger Agreement.

         SECTION 8.03 Amendment. To the fullest extent permitted by Delaware Law, this Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or sole shareholders at any time prior to the Effective Time; provided, however, that any such amendment on behalf of the Company must be approved by the Special Committee. This Merger Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of another party hereto, (b) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another party or condition to its own obligations contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in clause (a),
(b) or (c) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.05 Expenses. Except as provided in the Schedule TO, all Expenses (as defined below) incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such Expenses, whether or not the Offer, the Merger or any other transaction is consummated. "Expenses" as used in this Merger Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Merger Agreement and the Offer Documents and the transactions contemplated hereby and thereby.

                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Merger Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Merger Agreement pursuant to
Section 8.01, as the case may be, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Merger Agreement.

         SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Purchaser:

                  Atalanta Acqusition Comapny
                  c/o Martin Sosnoff
                  Atalanta/Sosnoff Capital Corporation
                  101 Park Avenue
                  New York, NY 10178
                  Attn: Martin Sosnoff

         if to the Company:

                  Atalanta/Sosnoff Capital Corporation
                  101 Park Avenue
                  New York, NY 10178
                  Attn: Special Committee of the Board of Directors

         with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attn: Ralph Arditi

         and

                  Kaye Scholer LLP
                  425 Park Avenue

                  New York, NY 10022
                  Attn: Joel I. Greenberg and Eric Simonson




         SECTION 9.03 Certain Definitions. For purposes of this Merger Agreement, the term:

         (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

         (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

         (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (d) "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

         (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13d(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, that for purposes of the representations and the warranties of Purchaser in Article 5, and the covenants and other agreements of Purchaser in
Article 6, except as otherwise specifically provided therein, the "subsidiaries" of Purchaser shall not include the Company or any subsidiaries of the Company.

         SECTION 9.04 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05 Entire Agreement; Assignment. This Merger Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Merger Agreement shall not be assigned by operation of Law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 9.06 Parties in Interest. This Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement; provided that the rights set forth in Section 6.03 are intended to benefit each Indemnified Party.

         SECTION 9.07 Governing Law. This Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

         SECTION 9.08 Headings. The descriptive headings contained in this Merger Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         SECTION 9.09 Counterparts. This Merger Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.10 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Merger Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally
(a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Merger Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Merger Agreement shall affect the right of any party to this Merger Agreement to serve process in any other manner permitted by Law.

         SECTION 9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MERGER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Merger Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

                                       ATALANTA ACQUISITION COMPANY


                                       By: /s/ Martin T. Sosnoff
                                           ------------------------
                                           Name: Martin T. Sosnoff
                                           Title: President


                                       /s/ Martin T. Sosnoff
                                       ------------------------
                                       Martin T. Sosnoff


                                       ATALANTA/SOSNOFF CAPITAL
                                       CORPORATION


                                       By: /s/ Jay S. Goldsmith
                                           ------------------------
                                           Name: Jay S. Goldsmith
                                           Title: Director and Authorized Person

                                     ANNEX A

                             Conditions To The Offer
                             -----------------------

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion in accordance with the terms (and subject to the limitations) of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any validly tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if (i) immediately prior to the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after the commencement of the Offer and immediately prior to the Expiration Date, any of the following events occur (other than as a direct or indirect result of any action or inaction by Purchaser or Mr. Sosnoff):

         o There has been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on, Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (iii) results in a material delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

         o The representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement are not true and correct (without giving effect to any qualification as to "materiality" set forth in the Merger Agreement) both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent such representations and warranties speak of a specified earlier date, in which case such representations and warranties are not true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to "materiality" set forth in the Merger Agreement) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

         o The Board, based on the recommendation of the Special Committee, has (including by amendment to the Schedule 14D-9) withdrawn, amended or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or has publicly announced or resolved to do any of the foregoing;

         o The Company, acting through the Board (as agreed to by the Special Committee), and Purchaser and Mr. Sosnoff have agreed that Purchaser and Mr. Sosnoff will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

         o Any of the following have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or the NASDAQ for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement or material worsening of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any terrorist activities which would reasonably be expected to have a Company Material Adverse Effect or materially and adversely affect the ability of financial institutions in the United States to extend credit or syndicate loans, other than the current U.S. military operations in Iraq, (4) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions, or (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

         o The Company has not performed, in all material respects, all of its covenants and agreements contained the Merger Agreement that are required to be performed by the Company at or prior to the Expiration Date;

         o From the date of the Merger Agreement through the Expiration Date, there has occurred any event that has had a Company Material Adverse Effect;

         o        The death of Mr. Sosnoff; or

         o The Merger Agreement has been terminated in accordance with its terms.

         The above conditions are for the sole benefit of Purchaser and Mr. Sosnoff and may, subject to the terms (and limitations) of the Merger Agreement, be asserted or, if applicable, waived by them, in whole or in part, at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser and Mr. Sosnoff. The failure by Purchaser or Mr. Sosnoff at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. The waiver of any such right with respect to particu-lar facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

         Notwithstanding the fact that Purchaser and Mr. Sosnoff reserve the right to assert the occurrence of a condition following acceptance of properly tendered Shares for payment but prior to payment for such Shares, Purchaser will either promptly pay for such Shares or promptly return such Shares. A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.